SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 18, 2007
GRUBB & ELLIS REALTY ADVISORS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32753	20-3426353

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Monroe Street, Suite 2800, Chicago, Illinois 60661

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (312) 698-4900
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 18, 2007, Grubb & Ellis Realty Advisors, Inc. (“Realty Advisors” or the “Company”) issued a press release announcing that earlier that day it had entered into a definitive Membership Interest Purchase Agreement, dated as of June 18, 2007 (the “Acquisition Agreement”), by and among Realty Advisors, Grubb & Ellis Company (“Grubb & Ellis”) and GERA Property Acquisition, LLC (“Property Acquisition”), a wholly owned subsidiary of Grubb & Ellis. The press release also announced details of an investor call and web-cast scheduled for June 19, 2007 at 10 a.m. Eastern Daylight Savings Time.
Pursuant to the Acquisition Agreement, Realty Advisors shall acquire all of the issued and outstanding membership interests of Property Acquisition held by Property Acquisition’s sole member and Realty Advisors’ affiliate Grubb & Ellis (the “Acquisition”). As a result of the Acquisition, Realty Advisors will acquire and indirectly own, through special purpose entities that are wholly owned by Property Acquisition, all right, title and interest in a portfolio of three office properties — the Danbury Corporate Center located in Danbury, Connecticut (the “Danbury Property”), Abrams Centre located in Dallas, Texas (the “Dallas Property”) and 6400 Shafer Court located in Rosemont, Illinois (the “Rosemont Property” and collectively, with the Danbury Property and the Dallas Property, the “Properties”). Grubb & Ellis acquired the Properties in 2007 as part of its strategy to accumulate assets for transfer to Realty Advisors that have a combined value sufficient to constitute Realty Advisors’ business combination. Prior to entering into the Acquisition Agreement, Grubb & Ellis Company and Realty Advisors did not have any agreement with respect to the Properties and Realty Advisors did not have any obligation to purchase these or any other properties from Grubb & Ellis Company.
Grubb & Ellis acquired the Properties for an aggregate purchase price of approximately $122.3 million. Pursuant to the Acquisition Agreement, Grubb & Ellis Company will sell the Properties to Realty Advisors on a “cost neutral basis” taking into account the costs and expenses paid by Grubb & Ellis with respect to the purchase of the Properties and imputed interest on cash advanced by Grubb & Ellis with respect to the Properties.
In addition, upon the closing of the Acquisition, pursuant to an agreement entered into by Realty Advisors and Grubb & Ellis at the time of Realty Advisors’ initial public offering in February 2006 (the “IPO”), Realty Advisors will pay Grubb & Ellis an acquisition fee equal to one percent of the purchase price paid by Grubb & Ellis for the Properties.
Realty Advisors will acquire the Properties subject to non-recourse mortgage loans from Wachovia Bank, N.A. in the aggregate amount of $120.5 million, which are secured by the Properties. The proceeds of the mortgage loans were used to finance the purchase of the Danbury Property, to fund certain required reserves for the Properties, to pay the lender’s fees and costs and to repay certain amounts borrowed by Grubb & Ellis with respect to the Dallas Property and Rosemont Property.
In addition, in connection with the entering into of the Acquisition Agreement, Realty Advisors also entered into a trademark license agreement with Grubb & Ellis (the “Trademark License”) formalizing the understandings and agreements between the parties regarding Realty Advisors’ use of the Grubb & Ellis trademarks.
The transaction is expected to close in the third or fourth quarter of 2007, subject to, among other things, the approval of the transaction by the holders of a majority of the common stock issued in the IPO and the holders of less than 20 percent of the common stock issued in the IPO voting against the transaction and electing to exercise their conversion rights.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Acquisition Agreement and the press release, copies of each of which are annexed hereto as Exhibits 2.1 and 9.11 respectively and are incorporated herein by reference.
In connection with the proposed transaction, Realty Advisors filed a preliminary proxy statement with the Securities and Exchange Commission on June 18, 2007. Investors and security holders are urged to read the preliminary proxy statement and, when it becomes available, the proxy statement because they contain or will contain important information about Realty Advisors and the proposed acquisition. Investors and security holders may obtain a free copy of the definitive proxy statement (when it becomes available), and other documents filed by Realty Advisors with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement (when it becomes available) and other relevant documents may also be obtained free of charge from Realty Advisors by directing such request to: Grubb & Ellis Realty Advisors, Inc., 500 West Monroe, Suite 2800, Chicago, IL 60661, (312) 698-4900, Attention: Robert Slaughter. Investors and security holders are urged to read the proxy statement and other relevant material (when they become available) before making any voting or investment decisions with respect to the acquisition.
Realty Advisors and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Realty Advisors in connection with the acquisition and the other matters covered by the proxy statement. Information about Realty Advisors’ directors and executive officers is set forth in the annual proxy statement and Annual Report on Form 10-K which can be found on the SEC’s website at http://www.sec.gov. Additional information regarding the interests of those persons may be obtained by reading the proxy statement.
Item 9.01 Financial Statements and Exhibits.
(d)     The following are filed as Exhibits to this Current Report on Form 8-K:
2.1	The Membership Interest Purchase Agreement by and among Grubb & Ellis Company, GERA Property Acquisition, LLC and Grubb & Ellis Realty Advisors, Inc., dated as of June 18, 2007.
10.1	Trademark License Agreement by and between Grubb & Ellis Company and Grubb & Ellis Realty Advisors, Inc., dated as of June 18, 2007.
99.1	Press Release issued by Grubb & Ellis Realty Advisors, Inc. on June 18, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS REALTY ADVISORS, INC.
By:	/s/ Robert Z. Slaughter
Robert Z. Slaughter
Corporate Secretary

Dated: June 19, 2007